Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-117693 of Consolidated Container Company LLC on Form S-4 of our report dated March 22, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the method of accounting for goodwill and other intangible assets and for stock options in 2002), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 3, 2004